Exhibit 99.1

Novocure Announces 18 Presentations on Tumor Treating Fields at

SNO 2015 Including New Analyses of the EF-14 Newly Diagnosed

Glioblastoma Clinical Trial Data

Quality of life was maintained throughout treatment with Tumor Treating Fields

EF-14 patients who continued Tumor Treating Fields concurrent with second-line chemotherapy at first recurrence of glioblastoma lived significantly longer than patients who received chemotherapy alone

St. Helier, Jersey – Nov. 17, 2015 – Novocure (NASDAQ: NVCR), a commercial stage oncology company, announced today that a record number of abstracts focusing on Tumor Treating Fields (TTFields) were accepted and will be presented at the 20th Annual Meeting of the Society for Neuro-Oncology on Nov. 19-22 in San Antonio, including oral presentations of two new analyses of the EF-14 superiority data for Optune in combination with temozolomide for the treatment of newly diagnosed glioblastoma (GBM).

TTFields are low-intensity, intermediate frequency, alternating electric fields that inhibit cancer cell replication, leading to cancer cell death. TTFields therapy is administered by a portable, non-invasive medical device designed for continuous use by patients.

“There will be 18 presentations on TTFields at SNO this year, a record for Novocure,” said Eilon Kirson, Novocure’s Chief Science Officer and Head of Research and Development. “This growing interest from the scientific community points to the strength of the EF-14 data and the potential for TTFields to treat a variety of solid tumors.”

The conference will include two oral abstract presentations with additional data from the EF-14 trial of Optune in combination with temozolomide for newly diagnosed GBM. One presentation will focus on quality of life and will show that the use of TTFields therapy with temozolomide did not adversely affect newly diagnosed patients’ quality of life, cognitive and functional capabilities, and day-to-day living. The second presentation will focus on the survival benefit of TTFields after recurrence and will show that EF-14 patients who continued TTFields therapy in combination with chemotherapy, including bevacizumab, at first recurrence lived longer than patients who received chemotherapy alone. These analyses reaffirm the growing body of evidence demonstrating the superiority of TTFields in combination with temozolomide for the treatment of newly diagnosed GBM, and support Novocure’s goal to establish Optune as a standard of care for newly diagnosed glioblastoma.

“The EF-14 phase 3 data show that GBM patients who use Optune in combination with temozolomide live longer, higher quality lives than patients who don’t receive TTFields therapy,” said Asaf Danziger, Novocure’s Chief Executive Officer. “Optune offers hope to a growing number of cancer patients and their families.”

Learn More About Novocure at SNO 2015

During the conference, Novocure representatives will be at booths 6, 7 and 8. The company will host an information session from 6:00-7:30 p.m. on Friday, Nov. 20, and an industry satellite lunch symposium from 12:15 to 1:15 p.m. on Saturday, Nov. 21.

Meeting participants can now access some poster presentations on TTFields with ease by scanning QR codes. Abstracts on TTFields therapy can be viewed on SNO’s website and include the following:

Oral Presentations of EF-14 Data

Quality of Life, Cognitive Function and Functional Status in the EF-14 Trial: a Prospective, Multi-center Trial of Tumor Treating Fields Together With Temozolomide Compared to Temozolomide Alone in Patients with Newly Diagnosed GBM (Friday, Nov. 20, 2:40-2:50 p.m., concurrent session 2A – clinical trials phase II/III, abstract: 0761)

Tumor Treating Fields with Chemotherapy Compared to Chemotherapy Alone in Glioblastoma Patients at First Recurrence: A Post-Hoc Analysis of the EF-14 Trial (Friday, Nov. 20, 4:40-4:45 p.m., concurrent session 3A – clinical trials rapid reports, abstract: 0887)

Poster Presentations of Clinical Data, including Investigator Sponsored Trials

Assessing safety of combination therapy with bev + Optune in high grade gliomas (Friday, Nov. 20, 7:30-9:30 p.m., abstract: 0693, poster: ATNT-27)

COMET: A phase II randomized study of TTFields versus supportive care in nonsmall cell lung cancer patients with 15 brain metastases: initial safety results (Friday, Nov. 20, 7:30-9:30 p.m., abstract: 0593)

Management of Gliomatosis Cerebri with Temozolomide and Tumor Treating Fields (Friday, Nov. 20, 7:30-9:30 p.m., abstract: 0202, poster: ATCT-06)

NovoTTF-100A System (Tumor Treating Fields) Transducer Array Layout Planning for Recurrent Glioblastoma: Results of a NovoTAL System User Study (Friday, Nov. 20, 7:30-9:30 p.m., abstract: 0070, poster: ATNT-04)

Managing recurrent grade III gliomas with combination therapy of bevacizumab and Optune (Friday, Nov. 20, 7:30-9:30 p.m., abstract: 0695, poster: ATNT-28)

Retrospective analysis of TTFields in adults with GBM: safety profile of the Optune medical device in patients with implanted non-programmable shunts, programmable shunts & pacemakers/defibrillators (Friday, Nov. 20, 7:30-9:30 p.m., abstract: 0385, poster: ATPS-25)

Updated Safety Analysis of Bevacizumab Plus Alternating Electric Fields Therapy in Patients with Recurrent Malignant Gliomas (Saturday, Nov. 21, 5-7 p.m., abstract: 0378, poster: NTCT-12)

Poster Presentations of Preclinical Data

Biological activity of tumor-treating fields (TTFields) in glioma models in a preclinical setting (Friday, Nov. 20, 7:30-9:30 p.m., poster: ATPS-73)

Physical and Biological Preclinical Evaluation of Irradiation through Tumor Treating Fields (TTFields) Ceramic Transducer Arrays (Friday, Nov. 20, 7:30-9:30 p.m., abstract: 0430, poster: RTRB-07)

p53 Status Dependence of Tumor Treating Fields (TTFields) Efficacy Against Glioma Cancer Cells (Friday, Nov. 20, 7:30-9:30 p.m., abstract: 0343, poster: ATPS-25)

Tumor treating fields-mediated gene expression in patients with GBM (Friday, Nov. 20, 7:30-9:30 p.m., abstract: 0136, ATCT-26)

Effect of Antiperspirants and Skin Barriers on Electrical Resistance during TTFields Application (Saturday, Nov. 21, 5-7 p.m., abstract 0342, poster: QOL-09)

Poster Presentations of Modeling, Simulation and Imaging

A semi automated platform for rapid simulation of TTFields distribution in the brain (Friday, Nov. 20, 7:30-9:30 p.m., abstract: 0188, poster: ATPS-03)

Sensitivity Analysis of Permittivity & Conductivity on Alternating Electric Fields Therapy for Recurrent Glioblastoma (Friday, Nov. 20, 7:30-9:30 p.m., abstract: 0362, poster: RTRB-23)

Increasing Tumor Treating Fields (TTFields) efficacy in GBM patients through optimization of transducer array configuration (Saturday, Nov. 21, 5-7 p.m., abstract: 0052, poster: MTR-20)

Preliminary Trends in Advanced Imaging Relative to Standard Imaging in Subjects treated with Optune (Saturday, Nov. 21, 5-7 p.m., abstract: 0777, poster: NIMG-58)

About Tumor Treating Fields Therapy

Tumor Treating Fields (TTFields) therapy is delivered by a portable, non-invasive medical device designed for continuous use by patients. In vitro and in vivo studies have shown that TTFields therapy slows and reverses tumor growth by inhibiting mitosis, the process by which cells divide and replicate. TTFields therapy creates low intensity, alternating electric fields within a tumor that exert physical forces on electrically charged cellular components, preventing the normal mitotic process and causing cancer cell death.

Approved Indications

In the United States, Optune is intended as a treatment for adult patients (22 years of age or older) with histologically-confirmed glioblastoma multiforme (GBM).

In the United States, Optune with temozolomide is indicated for the treatment of adult patients with newly diagnosed, supratentorial glioblastoma following maximal debulking surgery and completion of radiation therapy together with concomitant standard of care chemotherapy.

In the United States, for the treatment of recurrent GBM, Optune is indicated following histologically-or radiologically-confirmed recurrence in the supra-tentorial region of the brain after receiving chemotherapy. The device is intended to be used as a monotherapy, and is intended as an alternative to standard medical therapy for GBM after surgical and radiation options have been exhausted.

In the European Union, Optune is intended for the treatment of patients with newly diagnosed GBM, after surgery and radiotherapy with adjuvant temozolomide, concomitant to maintenance temozolomide. The treatment is intended for adult patients, 18 years of age or older, and should be started more than 4 weeks after surgery and radiation therapy with adjuvant temozolomide. Treatment may be given together with maintenance temozolomide and after maintenance temozolomide is stopped.

In the European Union, Optune is also intended for the treatment of patients with recurrent GBM who have progressed after surgery, radiotherapy and temozolomide treatment for their primary disease. The treatment is intended for adult patients, 18 years of age or older, and should be started more than 4 weeks after the latest surgery, radiation therapy or chemotherapy.

In Japan, Optune (the NovoTTF-100A System) is approved for the treatment of adult patients with recurrent supra-tentorial glioblastoma after all possible surgical and radiation therapy options have been exhausted.

Patients should only use Optune under the supervision of a physician properly trained in use of the device. Full prescribing information is available at www.optune.com/safety or by calling toll free 1-855-281-9301 in the US or by email at supportEMEA@novocure.com in the European Union.

About Novocure

Novocure is a Jersey Isle oncology company pioneering a novel therapy for solid tumors called TTFields. Novocure’s U.S. operations are based in Portsmouth, NH and New York, NY. Additionally, the company has offices in Germany, Switzerland, and Japan and a research center in Haifa, Israel. For additional information about the company, please visit www.novocure.com or follow us at www.twitter.com/novocure.

Forward-Looking Statements

In addition to historical facts or statements of current condition, this press release may contain forward-looking statements. Forward-looking statements provide Novocure’s current expectations or forecasts of future events. These may include statements regarding anticipated scientific progress on its research programs, development of potential products, interpretation of clinical results, prospects for regulatory approval, manufacturing development and capabilities, market prospects for its products, and other statements regarding matters that are not historical facts. You may identify some of these forward-looking statements by the use of words in the statements such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe” or other words and terms of similar meaning. Novocure’s performance and financial results could differ materially from those reflected in these forward-looking statements due to general financial, economic, regulatory and political conditions as well as more specific risks and uncertainties facing Novocure such as those set forth in its prospectus dated October 1, 2015 filed with the U.S. Securities and Exchange Commission. Given these risks and uncertainties, any or all of these forward-looking statements may prove to be incorrect. Therefore, you should not rely on any such factors or forward-looking statements. Furthermore, Novocure does not intend to update publicly any forward-looking statement, except as required by law. Any forward-looking statements herein speak only as of the date hereof. The Private Securities Litigation Reform Act of 1995 permits this discussion.

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Media and Investor Contact:

Ashley Cordova, Novocure

acordova@novocure.com

212 767 7558